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Whitestone REIT

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Whitestone REIT Board Leaders Issue Open Letter to Shareholders

HOUSTON, May 7, 2024 (GLOBE NEWSWIRE) -- Whitestone REIT (NYSE: WSR) (“Whitestone” or the “Company”) today issued a shareholder letter from independent Board Chair David Taylor and Chair of the Nominating and Corporate Governance Committee, Nandita Berry.

In their joint letter, Ms. Berry and Mr. Taylor detail the challenging and decisive actions they took as change agents to terminate the former CEO James Mastandrea for cause, revitalize corporate governance, and oversee the successful ongoing value creation plan under the new management team executing on Whitestone’s reset strategy.

Ms. Berry, Mr. Taylor and the entire Board at Whitestone request that shareholders protect their investment by voting the WHITE proxy card “FOR ALL” of Whitestone’s highly qualified trustees standing for election at the upcoming Annual Meeting scheduled to be held on May 14, 2024.

The full text of the letter follows:

May 7, 2024

Dear Fellow Shareholders:

Our 2024 Annual Meeting is only 7 days away. At this year’s meeting, you will have an important decision to make regarding the composition of the Company’s Board that could define the future of Whitestone and impact the value of your investment.

Your Board has nominated for reelection 6 trustees who have overseen Whitestone’s reset strategy which has catalyzed outperformance in shareholder returns in the period since the termination of former CEO and Chairman James Mastandrea.

Erez Asset Management (“Erez” or the “Dissident”) has nominated 2 candidates, Ms. Catherine Clark and Mr. Bruce Schanzer. You were likely as stunned as we were to see Mr. Schanzer’s presentation to Erez’s prospective investors (link) in late 2023, detailing his scheme to take over Whitestone in coordination with terminated CEO, Mr. Mastandrea. Mr. Schanzer’s deception to us and our shareholders in blatantly denying his ties to the terminated CEO is dismaying enough. But his campaign’s attempt to link us to Mr. Mastandrea’s past regime and Board leadership, given this background, is also aggravating.

We write to you directly to set the record straight. Specifically, we want to share with you how we took action to initiate a leadership transition, revitalize governance and oversee a successful turnaround strategy at Whitestone.

Board Composition and Leadership in 2017-2018

When we joined the Whitestone Board in March and September of 2017, the corporate governance and leadership structure of the Board looked dramatically different from the current governance and Board structure at Whitestone. Then-CEO Mr. Mastandrea also served as Chairman of the Board, and exerted tight control over the Board, often making unilateral decisions that were deleterious to the Company’s strategy and performance. Even as new trustees, we recognized that change was needed. The Board approached Mr. Mastandrea with succession plan discussions early in our time on the Board, against which he strongly pushed back. Coupled with onerous terms in his employment agreement and the force he exercised as combined CEO and Board Chair, Mr. Mastandrea resisted any discussions of an orderly succession plan.

CEO Termination and New Board Leadership Under David Taylor and Nandita Berry

In the fifth year of our Board service in 2022, both of us assumed leadership roles in Whitestone’s Board. Together, we made the difficult but necessary decision to terminate Mr. Mastandrea as CEO in January 2022 for cause. We took on formal responsibilities as Board leaders in the same year, with David Taylor’s appointment as Independent Chairman and Nandita Berry’s appointment as Chair of the Nominating and Governance Committee. Immediately, we oversaw the appointment of new CEO David Holeman and the management team as they launched Whitestone’s reset strategy to improve the Company’s operating performance, balance sheet, corporate governance and transparency with our investors. We are gratified that the market has recognized our strong performance, with our total shareholder returns outperforming relevant indices and peer groups since January 18, 2022, validating the reset strategy's ability to deliver value for all shareholders.

Comprehensive Governance Enhancements and Board Refreshment

Under our leadership as Chairs of the Board as well as the Nominating and Governance Committee, we have undertaken significant governance enhancements. In two short years, we immediately terminated the poison pill, provided shareholders the right to amend bylaws, and began our efforts to refresh the Board. We appointed/nominated 2 highly qualified independent trustees, Mss. Amy Feng in 2022 and Julia Buthman in 2023. We considered numerous candidates sourced from both search providers and our network, but Mss. Buthman and Feng’s collective skills and experience in capital allocation, expertise in debt markets, operational acumen, technology, investor relations and entrepreneurship, directly complemented the Board’s priorities to further accelerate our strategy. These new trustees also strengthen our Board’s diversity – an important criterion of the Nominating and Governance Committee’s search focus, as the Committee continues to refresh the Board’s composition to more thoughtfully reflect the consumers of Whitestone’s predominantly service and convenience-base tenants, the majority of whom are women.

Our Uncompromising Independence and Commitment to Shareholder Interests

The facts and history of our Board service provide clear evidence of our strong independence. We both were dismayed when we realized that Mr. Mastandrea was not the same person whom we thought we knew, especially as he constantly resisted succession plans discussed by the Board. Though we were junior members of the Board, we took a tough stance as agents of change and, after an internal investigation, made the decision to remove him as CEO for cause. Although it was a difficult endeavor, we persisted and challenged his entrenchment, which can be gleaned from the scorched-earth litigation tactics Mr. Mastandrea employed after he was terminated.

Erez’s cunning attempt to align us with Mr. Mastandrea’s former regime not only contradicts this documented history of our actions, but also represents their cynical effort to deflect the more problematic relationship between Mr. Schanzer and Mr. Mastandrea. In its April 26, 2024 letter (link), Erez even tries to blame us for recruiting trustee Najeeb Khan in early 2017, who resigned from our Board in 2019 and has recently been sentenced for crimes committed at his Indiana based payroll processing company. This flies in the face of all logic and facts, as 5 of 6 members on our Board were not even on the Board that appointed Mr. Khan, and the lone trustee on that Board then, David Taylor, was only a few months into his own appointment, was not a member of the Nominating and Governance Committee, and therefore could not have led the recruitment process for a new director. These failures were the product of Mr. Mastandrea’s leadership, but we understand that Erez and Mr. Schanzer do not want to hold him accountable given their apparent close relationship.

The facts and record of our service and sweeping governance enhancements enacted since our Board leadership demonstrate our resolute commitment to the best interests of all our shareholders.

Conclusion and Commitment to Our Shareholders

We are proud to have played a role in catalyzing positive change and stronger performance at Whitestone as your fiduciaries. As we demonstrate, Whitestone has been undergoing a profound series of transformations since 2022, including at the Board and management level. Under our new leadership of the Board and CEO David Holeman, Whitestone’s Board and management team put in place our reset strategy, which is producing results as demonstrated by the Company’s outperformance since we oversaw a challenging leadership transition.

In this time of important transition, Erez’s distracting campaign led by Mr. Schanzer, who has ties with the discredited terminated CEO, threatens to disrupt our momentum that is continuing to drive real value for our shareholders.

In this context, we feel compelled to set the record straight for you as you decide on the future direction of Whitestone. We serve without egos and at the pleasure of shareholders. We were and remain change agents on a Board that needed to take decisive action to oversee forceful leadership change and manage a successful reset. As we steward the transition of our business, we will continue to refresh our Board with new trustees whose knowledge and skill sets complement ours, and whose character and principles can successfully continue the execution of our strategy. Once we source new trustee candidates who will continue to build value for our shareholders, we look forward to turning over the Board leadership to the new leaders of the Whitestone Board with the same sense of gratitude we have in having witnessed Whitestone emerge from turbulence to begin creating value for our shareholders again.

In closing, we believe it is critical we preserve our commitment and new strategy which are delivering results consistent with the high standards of performance, value creation and governance integrity that you expect of us: We ask you to support our Board with a vote on the WHITE card for all 6 of our nominees.

On behalf of the Board and management, thank you for your support.

David Taylor

Chair of the Board

Nandita Berry

Chair of the Nominating and Governance Committee

About Whitestone REIT

Whitestone REIT (NYSE: WSR) is a community-centered real estate investment trust (REIT) that acquires, owns, operates, and develops open-air, retail centers located in some of the fastest growing markets in the country: Phoenix, Austin, Dallas-Fort Worth, Houston and San Antonio.

Our centers are convenience focused: merchandised with a mix of service-oriented tenants providing food (restaurants and grocers), self-care (health and fitness), services (financial and logistics), education and entertainment to the surrounding communities. The Company believes its strong community connections and deep tenant relationships are key to the success of its current centers and its acquisition strategy. For additional information, please visit www.whitestonereit.com.

Important Additional Information and Where to Find It

Whitestone REIT has filed a definitive proxy statement on Schedule 14A (the “2024 Proxy Statement”) and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://ir.whitestonereit.com/corporate-profile/default.aspx as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

Whitestone REIT, its trustees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in the 2024 Proxy Statement, which was filed with the SEC on April 4, 2024. To the extent securities holdings by the Company’s trustees and executive officers as reported in the 2024 Proxy Statement have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC, which can also be found through the Company’s website (https://ir.whitestonereit.com/corporate-profile/default.aspx) in the section “Investor Relations” or through the SEC’s website. These documents are available free of charge as described above.

Investor and Media Contact:

David Mordy

Director of Investor Relations

Whitestone REIT

(713) 435-2219

ir@whitestonereit.com